EXHIBIT 99.1

Contacts:
	Roger Barnes Executive Vice President/CFO Riverstone Networks, Inc (408) 878-6500	Howard Kalt Kalt Rosen & Co. 415/397-2686

CEO RODRIGUEZ SUCCEEDS PEREIRA ON

RIVERSTONE NETWORKS’ BOARD OF DIRECTORS

SANTA CLARA, Calif., December 8, 2003—Riverstone Networks (RSTN.PK) today announced that recently appointed President & Chief Executive Officer Oscar Rodriguez has joined the company’s board of directors. Rodriguez, a 20-year data and telecommunication technology veteran and a recent President at Nortel Networks, joined Riverstone in late August of this year.

Chairman of the Board Romulus Pereira, one of the founders of Riverstone, who was appointed to the company’s original board when it became an independent entity nearly four years ago, has resigned from the Board. Pereira also served as the company’s President and Chief Executive Officer until Rodriguez’ appointment in August.

“With the refocus on the company’s core competencies, and with new management in place under Oscar’s direction, I believe that the company is moving in the right direction,” said Pereira.

“Romulus played an integral role in the formation of the first phase of the company and we thank him for his positive contributions,” said Rodriguez, “The next phase for the company has begun, as we work to execute our new strategy and move the business forward.”

As a part of the board changes, Riverstone has created the designation of Lead Director to ensure that the board executes its mandate effectively, efficiently and independently of management. Current independent director, William Weyand, will fill the position of Lead Director. The company has not announced any plans to fill the position of chairman at this time.

Riverstone Networks

Riverstone Networks, Inc. (RSTN.PK) is the leading provider of carrier class solutions for next generation metro Ethernet networks. Riverstone’s metro routers and provisioning solutions deliver the ease of use, cost effectiveness, and flexibility that carriers require in meeting their customers’ IP networking requirements in support of voice, video, and data services. Riverstone uniquely permits carriers to offer homogeneous services across existing revenue-generating networks and new Ethernet deployments. For more information, please visit www.riverstonenet.com.

Except for the historical information contained herein, the matters set forth in this press release, including the direction of the Company, the strategy, the ability to execute the new strategy and its outcome, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the results and effect of the ongoing accounting practices review, changes in scope and nature of, and the outcome of, the Securities and Exchange Commission’s investigation regarding the company’s accounting practices, the ability of the company to file its Form 10-K and Form 10-Qs, whether the company’s outstanding convertible notes would be subject to accelerated repayment under the terms of the indenture governing the notes and the impact of any such repayment on the company or its business, the impact of any restatement on the company’s financial results, and the risks detailed from time to time in the company’s SEC reports, including its quarterly report on Form 10-Q for the period ended November 30, 2002 and amended current report on Form 8-K/A dated August 26, 2003. The company disclaims any intent or obligation to update or revise these forward-looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.